Exhibit 10.3

PLEDGE OVER THE PARTICIPATION

IN ENERSYS S.p.A.

DATED 15 June 2005

Between

ENERSYS HOLDINGS (LUXEMBOURG) S.à r.l.

as Pledgor

and

BANCA INTESA S.p.A. and SANPAOLO IMI S.p.A.

as Mandated Lead Arrangers

and

SANPAOLO IMI S.p.A.

as Facility Agent

and

THE SECURED CREDITORS

as defined herein

STUDIO LEGALE ASSOCIATO

MILAN

DEED OF PLEDGE OVER THE PARTICIPATION IN ENERSYS S.p.A. HELD BY

ENERSYS HOLDINGS (LUXEMBOURG) S.à r.l.

DATED 15 JUNE 2005

SUMMARY SHEET (“DOCUMENTO DI SINTESI”)

This is a Summary Sheet (“Documento di Sintesi”) of the main terms and conditions of the deed of pledge over the participation in EnerSys S.p.A. held by EnerSys Holdings (Luxembourg) S.à r.l. executed on 15 June 2005 (the Deed of Pledge). (This document is not to be viewed as a substitute for the Deed of Pledge and has been drafted in accordance with the transparency rules, which came into force on 1 October 2003 (D.Lgs. 385 of 1/9/1993 – CICR Resolution of 4 March 2003)).

The sole purpose of this Summary Sheet is to provide a summary of the main terms and conditions of the Deed of Pledge. The Parties agree that the Summary Sheet is not intended to amend, supplement or interpret the Deed of Pledge. In case of inconsistency between the Deed of Pledge and the Summary Sheet, the Deed of Pledge will prevail for all purposes.

Capitalised terms not defined herein shall bear the same meaning ascribed to them in the Deed of Pledge.

SECTION 1

The information in this section is intended to draw the Pledgor’s attention to the economic/financial conditions (le condizioni economiche) of the transaction.

Cost and expenses of the Pledgor: the Pledgor shall pay all expenses, charges, costs of whatever nature, including without limitation tax, legal and notarial expenses, relating to or anyway connected with the Deed of Pledge or the Pledge.

SECTION 2

The information in this section is intended to draw the Pledgor’s attention to the provisions,

including those which are not strictly economic/financial, contained in the Deed of Pledge.

Clause 1 identifies the terms used in the Deed of Pledge.

Clause 2 states that: (a) the Pledgor grants in favour of the Secured Creditors a first ranking pledge over the Collateral; (b) in case of conversion (trasformazione) of the Company into a società a responsibilità limitata (limited liability company), the Pledge shall be extended to the Quota; (c) the Pledge shall be extended to the new shares / increases of the Quota and related rights that the Pledgor might own in the Company from time to time and, in particular, this clause (i) sets out the formalities which must be carried out by the Pledgor for the perfection of the Pledge on the new shares / increases of the Quota and (ii) states that the Pledge on the new shares/increases of the Quota and the related rights shall be governed by the provision of the Deed of Pledge.

Clause 3 states that the Collateral is pledged in favour of the Secured Creditors as first ranking security for the Secured Obligations.

Clause 4 sets out the formalities required for the perfection of the Pledge.

Clause 5 sets out the modalities for the exercise of the voting rights and the related administrative rights and for the distribution of dividends. In addition states that the Pledgor waives, to the extent permitted under applicable law, any claim, action, defence, exception or counterclaim as to how the rights have been exercised by the Secured Creditors or the Facility Agent.

Clause 6 sets out the procedure for the enforcement of the Pledge and for the sale of the Collateral.

Clause 7 details the representations made and warranties given by the Pledgor to the Secured Creditor.

Clause 8 details the undertakings given by the Pledgor to the Secured Creditors.

Clause 9 details the procedure for the release of the Pledge.

Clause 10 gives details of (i) the procedure relating to the giving of notices and other communications; (ii) the addresses for notices of each party to the Deed of Pledge; and (iii) the election of domicile of the Pledgor and the Company.

Clause 11 refers to various provisions and, in particular (i) details the terms and conditions pursuant to with the Secured Creditors may exercise or waive their rights under the Deed of Pledge; (ii) states that all rights, actions and remedies of the Secured Creditors under the Deed of Pledge are in addition to and do not exclude any other right, action or remedy to which the Secured Creditors are entitled as a matter of contract or of general law; (iii) states that the security constituted by the Deed of Pledge is in addition to and is not prejudiced by any other security now or subsequently held by the Secured Creditors for any Secured Obligations; (iv) details the terms and conditions pursuant to with the provisions of the Deed of Pledge may be amended; (v) states that: (A) the Deed of Pledge shall be binding for the Pledgor and any successor even in case of assignment or novation of the Secured Obligation; (B) the Pledgor undertakes to take all steps which are necessary or appropriate to maintain the Pledge; (vi) states that the Pledgor shall procure that simultaneously with the execution of the Deed of Pledge the Company delivers to the Facility Agent a letter of acknowledgement in relation to the creation of the Pledge and the provisions under the Deed of Pledge; (vii) states that the Secured Creditors shall be liable only for gross negligence or wilful misconduct; and (viii) states that (A) expenses and indemnities shall solely be borne by the Pledgor; and(B) that the Pledgor undertakes to hold harmless and indemnify the Secured Creditors from expenses and indemnities.

Clause 12 states that Italian law governs the Deed of Pledge and specifies that the courts of Milan have exclusive jurisdiction to settle any disputes in connection with the Deed of Pledge.

THIS DEED OF PLEDGE is made in Luxembourg on this 15 June 2005 between:

(1)	ENERSYS HOLDINGS (LUXEMBOURG) S.à r.L., a société à responsibilité limitée incorporated under the laws of the Grand Duchy of Luxembourg, having a share capital of euro 4,036,050.00, being registered with the Luxembourg trade and companies register under number B86195, and having its registered office at 6 Avenue Pasteur, L-2310 Luxembourg (the Pledgor);

(2)	BANCA INTESA S.p.A., a company incorporated under the laws of Italy, with registered office in Milan, Piazza Paolo Ferrari no. 10, Fiscal Code and registration number with the Companies’ Register of Milan: 00799960158, corporate capital Euro 3,561,062,849,24 fully paid up and subscribed, registration number with the Albo of the banks: 5361 and leading company of the Intesa group;

(3)	SANPAOLO IMI S.p.A., a company incorporated under the laws of Italy, with registered office in Turin, Piazza San Carlo no. 156, Fiscal Code and registration number with the Companies’ Register of Turin: 06210280019, corporate capital Euro 5,217,679,140.80 fully paid up and subscribed, registration number with the Albo of the banks: 5084.9.0 and leading company of the SanPaolo IMI group

(the banks under numbers (2) to (3) above act in their capacity as Mandated Lead Arrangers and Original Lenders and shall be collectively referred to herein as the Mandated Lead Arrangers or the Original Lenders); and

(4)	SANPAOLO IMI S.p.A., a company incorporated under the laws of Italy, with registered office in Turin, Piazza San Carlo no. 156, Fiscal Code and registration number with the Companies’ Register of Turin: 06210280019, corporate capital Euro 5,217,679,140.80 fully paid up and subscribed, registration number with the Albo of the banks: 5084.9.0 and leading company of the SanPaolo IMI group (in this capacity the Facility Agent)

(the Facility Agent, the Mandated Lead Arrangers and the Original Lenders shall be collectively referred to herein as the Secured Creditors).

BACKGROUND:

(A)	By a facility agreement (the Facility Agreement) made in Luxembourg on 15 June 2005 between, inter alios, the Pledgor, the Mandated Lead Arrangers, the Original Lenders and the Facility Agent, the Original Lender agreed, inter alia, to make available to the Pledgor a credit facility of up to Euro 25,000,000 (the Facility) on and subject to the terms of the Facility Agreement. A detailed description of the Facility is set forth in Schedule 1 (Description of the Facility);

(B)	at the date of this Deed, the Pledgor is the registered owner of No. 2,000,000 ordinary shares of the Company (as defined below), with par value of Euro 1 (one) each, representing 100 per cent. of the share capital of the Company (the Shares); and

(C)	as a condition precedent to the availability of the Facility, the Pledgor has, inter alia, agreed to grant in favour of the Secured Creditors a first ranking pledge over the Collateral (as defined below) securing the Secured Obligations (as defined below).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

(a)	Unless otherwise indicated, capitalised terms used in this Deed have the same meaning attributed to them in the Facility Agreement.

(b)	In addition, in this Deed:

Assignment means any modification, transfer or assignment in part or in full of the Facility Agreement or this Deed or any modification, transfer, assignment or novation of all or part of the Secured Obligations.

Civil Code means the Italian civil code approved by the Italian Royal Decree No. 262 of 16th March, 1942, as from time to time amended and supplemented.

Collateral means, collectively, the Participation and the Related Rights.

Company means EnerSys S.p.A., a company incorporated under Italian law, with its registered office in Via Enrico Mattei 8, Villanova Sull’Arda (PC), Fiscal Code and registration number with the Companies’ Register of Piacenza 679450197, and VAT number 0841770332, corporate capital Euro 2,000,000.00 fully paid up and subscribed.

Company Law Reform means Italian legislative Decree No. 6 of 17th January, 2003 on the reform of the laws governing private limited companies and co-operatives in compliance with Italian Law No. 366 of 3rd October, 2001 (Riforma organica della disciplina delle società di capitali e società cooperative, in attuazione della legge 3 ottobre 2001, n. 366) as from time to time amended or supplemented.

Default has the meaning given to that term in the Facility Agreement.

Depository means the Facility Agent, or any other bank appointed with written consent by the Facility Agent on behalf of the Secured Creditors.

Dividends means:

(i)	any dividend and accounts on dividends paid or payable in relation to any part of the Participation after the date hereof;

(ii)	any other distribution (in cash or in kind) or other amount paid or payable in relation to any part of the Participation (including, without limitation, any amount paid or payable as a result of the distribution of reserves, howsoever denominated, or the reimbursement of shareholders’ contributions - excluding the repayment of any intercompany loans - by the Company or the liquidation of the Company); and

(iii)	any dividend, distribution or other amount paid or payable in relation to the Related Securities.

Enforcement Event means:

(i)	an Event of Default which has resulted in the Facility Agent serving notice under any provision of subclause 19.13 (Acceleration) of the Facility Agreement; or

(ii)	an Event of Default specified in clause 19.2 (Non-payment) of the Facility Agreement; or

(iii)	the non-payment by the Pledgor of the Secured Obligations described under paragraph (iii) of the definition of “Secured Obligations” within 5 (five) Business Days of the Facility Agent’s request.

Event of Default has the meaning given to that term in the Facility Agreement.

Facility has the meaning given to that term in Recital A.

Facility Agreement has the meaning given to that term in Recital A.

Material Event of Default means:

(i)	the occurrence of an Event of Default specified in sub-clauses 19.2 (Non-payment) or 19.6 (Insolvency) to 19.9 (United State Bankruptcy Laws) of the Facility Agreement; or

(ii)	the occurrence of an Event of Default different from those described under paragraph (i) above, which has not been remedied within 15 (fifteen) days from its occurrence.

Participation means the Shares or, eventually, after the Re-registration Effective Date, the Quota.

Pledge means the pledge on the Collateral granted by the Pledgor in favour of the Secured Creditors pursuant to Clause 2.1 (Pledge), provided that the term “Pledge” shall include any extension of the pledge and other pledge created or to be created under or in accordance with the provisions of this Deed.

Quota shall mean, in case of conversion (trasformazione) of the Company into a società a responsabilità limitata (limited liability company), the participation in the share capital of the Company attributed to the Pledgor in exchange for or in relation to the Shares and representing the entire share capital of the Company.

Related Rights means:

(i)	any Dividends;

(ii)	any option right pertaining to the Participation or the Related Securities;

(iii)	any participations or other securities or rights attributed or attributable to the Pledgor in exchange for or in relation to any Related Securities; and

(iv)	any other income in connection with the items referred to in paragraphs (i), (ii) and (iii) above.

Related Securities means any shares, quotas or other securities or rights attributed or attributable to the Pledgor in exchange for or in relation to the Participation (including, without limitation, as a result of a merger, demerger or transformation of the Company).

Re-registration Effective Date means the date on which a resolution of the shareholders of the Company resolving to register the Company as a società a resonsabilità limitata to the extent permitted by the Facility Agreement, is filed and registered with the competent Companies’ Register.

Secured Obligations means:

(i)	all monetary obligations of the Pledgor to the Secured Creditors under the Facility Agreement, including, in particular, but without limitation, all payment obligations in relation to principal, interest, default interest, fees, costs and expenses, damages, indemnity obligations, stamp duties and other Taxes payable, any amount of breakage costs payable following the prepayment or repayment of all or any part of the Facility other than on the due date and any and all other costs, expenses, stamp duties or other Taxes payable in connection with the enforcement of the rights of the Secured Creditors under the Facility Agreement or this Deed;

(ii)	all the monetary obligations of the Pledgor in case of claw-back (revoca) or ineffectiveness (inefficacia), pursuant to any provision of Luxembourg law or any other applicable law, of any payment made by the Pledgor or any other person to discharge any of the obligations referred to in paragraph (i) above; and

(iii)	all monetary obligations of the Pledgor under this Deed.

Securities Decree means Italian legislative Decree No. 170 of 21st May, 2004, as from time to time amended or supplemented.

Security Period means (i) with reference to the payments discharging the Secured Obligations made by the Pledgor, the period beginning on the date hereof and ending the date of the full and unconditional discharge of the Secured Obligations, provided that the amounts received by the Secured Creditors other than by means of a voluntary prepayment by the Pledgor will be considered irrevocably paid pursuant to Luxembourg laws or the applicable laws of any applicable jurisdiction; and (ii) with reference to the payments discharging the Secured Obligations made by any third party different from the Pledgor, the period beginning on the date hereof and ending the date of the full and unconditional discharge of the Secured Obligations under any applicable law in any jurisdiction.

Shares has the meaning given to that term in Recital B.

1.2	Interpretation

(a)	The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Facility Agreement are to be construed as references to this Deed.

(b)	If an amount paid by the Pledgor or any person on behalf of the Pledgor or otherwise to discharge any of the Secured Obligations is capable of being avoided or otherwise set aside on the liquidation or administration of the Pledgor or any such person or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of the Pledge.

(c)	In this Deed, the expression “gross negligence” shall be construed as the Italian expression “colpa grave” and the expression “wilful misconduct” shall be construed as the Italian expression “dolo”.

(d)	The recitals and the schedules to this Deed are an essential part to it.

1.3	Facility Agent

References to the Facility Agent in this Deed shall be construed as references to the Facility Agent acting on behalf of the Secured Creditors pursuant to the provisions of the Facility Agreement.

2.	SECURITY INTEREST

2.1	Pledge

The Pledgor hereby grants in favour of the Secured Creditors a first ranking pledge over the Collateral.

2.2	Conversion (trasformazione) of the Company

(a)	The parties expressly agree that in case of conversion (trasformazione) of the Company into a limited liability company (società a responsabilità limitata): (i) the Pledge shall continue, shall be charged on the Quota and shall not be anyway prejudiced by such conversion (tresformazione); (ii) the provision of this Deed shall refer, mutatis mutandis, to EnerSys S.r.l., to the Quota and to the Pledgor; and (iii) the security interest over the Quota shall be considered, mutatis mutandis, as the same security interest existing over the Shares pursuant to this Deed.

(b)	For the purposes of this Clause, in case of the conversion (trasformazione) referred to in paragraph (a) above, the Pledgor shall take all actions necessary in order to protect the validity, the effectiveness and the enforceability of the Pledge over the Quota or the rights of the Secured Creditors under this Deed, and, in particular, shall:

(i)	on the Re-registration Effective Date, execute a notarial deed according to which the Pledge is extended on the Quota of the Company;

(ii)	ensure that the notarial deed under sub paragraph (i) is promptly filed with the competent Companies’ Register pursuant to article 2470, second paragraph, of the Civil Code;

(iii)	procure that the Company annotates the Pledge over the Quota in its quotaholders’ book promptly after the perfection of the formality set forth in paragraph (ii) above; and

(iv)	procure that a notarised copy of the pages of the quotaholders’ book of the Company evidencing such annotation is delivered to the Facility Agent within three Business Days from the date of the annotation in the quotaholders’ book under paragraph (iii) above.

(c)	The provisions of this Deed shall apply, mutatis mutandis, to the Pledge as extended over the Quota in compliance with this Clause 2.2.

(d)	All Taxes, costs, expenses, disbursements and charges in relation to the conversion (trasformazione) of the Company into a limited liability company (società a responsabilità limitata) and the extension of the Pledge over the Quota, including, without limitation, legal and notarial fees and registration or other Taxes that may become due in case of use, shall be borne by the Pledgor.

2.3	Future increases of the Collateral

(a)	Following any capital increase of the Company, the Pledge shall extend to all future shares, and, after the Re-registration Effective Date, increases of the Quota, and related rights that the Pledgor might own in the Company from time to time and the term “Participation” shall be interpreted accordingly, provided that such extension is not in violation of any principles of Italian law.

(b)	With respect to the period before the Re-registration Effective Date, for the purposes of this Clause, if the Company issues new shares, the Pledgor shall procure that:

(i)	the certificates representing newly issued shares of the Company subscribed to by the Pledgor from time to time will be issued by the Company with the annotation of the Pledge; and

(ii)	the Company:

(A)	annotates the Pledge on the newly issued shares in its shareholders’ book simultaneously with the annotation of the issue of the related certificates; and

(B)	delivers the new share certificates to the Depository within three Business Days from the issue date.

(c)	With respect to the period after the Re-registration Effective Date, in case of future increases of the Quota, the Pledgor shall:

(i)	promptly execute a notarial deed according to which the Pledge is extended on the increases of the Quota of the Company;

(ii)	ensure that the notarial deed under sub paragraph (i) is promptly filed with the competent Companies’ Register pursuant to article 2470, second paragraph, of the Civil Code;

(iii)	procure that the Company annotates the Pledge over the increases of the Quota in its quotaholders’ book simultaneously with the annotation of the capital increase; and

(iv)	procure that a notarised copy of the pages of the quotaholders’ book of the Company evidencing such annotation is delivered to the Facility Agent within three Business Days from the date of the annotation in the quotaholders’ book under paragraph (iii) above.

(d)	The form of the annotations provided for in paragraph (b) above are set out in Parts 3 and 4 of Schedule 2; and the form of the annotation provided for in paragraph (c) above is set out in Part 4 of Schedule 2.

(e)	The provisions of this Deed shall apply to all Pledges created or arising under it.

3.	SECURED OBLIGATIONS

The Collateral is pledged in favour of the Secured Creditors as first ranking security for the Secured Obligations.

4.	PERFECTION OF THE PLEDGE

4.1	Annotation of the Pledge

(a)	Within one day from the execution of this Deed:

(i)	the share certificates representing the Shares shall be endorsed by way of security by the Pledgor in favour of the Secured Creditors and delivered to the Depository, and such annotation shall be notarised; and

(ii)	the Pledge shall be annotated in the shareholders’ book of the Company by a director of the Company.

(b)	Within three Business Days from the execution of this Deed, the Pledgor shall deliver to the Facility Agent a notarised copy of the pages of the shareholders’ book of the Company evidencing the annotation of the Pledge.

4.2	Form of endorsement and annotation

The form of the endorsement by way of security and the form of the entry in the shareholders’ book of the Company in relation to the Pledge are set out in Parts 1 and 2 of Schedule 2.

4.3	Deposit of the certificates representing the Shares

The share certificates representing the Shares shall be deposited with the Depository.

5.	VOTING RIGHTS; DIVIDENDS

5.1	Voting rights

(a)	Until the occurrence of a Material Event of Default, as permitted by article 2352 of the Civil Code, the voting rights and the administrative rights pertaining to the Participation shall be exercised by the Pledgor, provided that they may not be exercised by the Pledgor in a manner which may cause the occurrence of a Default, prejudice the Pledge or the rights of the Secured Creditors under this Deed, or be in conflict with any provisions set forth in the Finance Documents.

(b)	The Pledgor shall procure that the Company appoints from time to time the Depository as the bank with which the certificates representing the shares of the Company can be deposited for the purposes of the By-laws of the Company. Subject to this Clause 5, the Depository shall, upon the Pledgor’s written request, issue the admission ticket necessary to enable the Pledgor to attend the shareholders’ meetings of the Company.

5.2	Dividends

(a)	Subject to Clause 5.3 (Occurrence of a Material Event of Default) and paragraph (b) below, the Pledgor shall be entitled to receive all Dividends.

(b)	The Pledgor shall procure that the Company appoints from time to time the Depository as the bank entrusted with the payment of Dividends for the purposes of article 4, II paragraph of Law No. 1745 of 29th December, 1962.

5.3	Occurrence of a Material Event of Default

(a)	After the occurrence of a Material Event of Default which is outstanding and has not been waived, the Facility Agent may send a notice to the Pledgor and the Company informing them that the Material Event of Default has occurred and, until the Facility Agent informs the Pledgor and the Company in writing that the Material Event of Default is no longer outstanding or has been waived, the Secured Creditors through the Facility Agent shall:

(i)	receive all Dividends due after the receipt of the notice mentioned above. The Dividends so received by the Facility Agent shall be applied to satisfy the then outstanding Secured Obligations or, if no Secured Obligations are outstanding, held by the Facility Agent as security for the Secured Obligations; and

(ii)	be entitled (but never be obliged) to exercise the voting rights and the administrative rights pertaining to the Participation, including the right to request the board of directors of the Company to call the shareholders’ meetings under (A) article 2367 of the Civil Code, in respect to the period before the Re-registration Effective Date, and (B) article 2479 of the Civil Code, in respect to the period after the Re-registration Effective Date. The Facility Agent shall, at any time, by the notice mentioned above or by a subsequent notice, inform the Pledgor and the Company in writing if the Secured Creditors intend to exercise the voting rights and the administrative rights pertaining to the Participation. Until such notice whereby the Secured Creditors inform the Pledgor and the Company of their intention to exercise the voting rights and the administrative rights, the voting rights and the administrative rights pertaining to the Participation shall continue to be exercised by the Pledgor in compliance with Clause 5.1 (Voting rights).

(b)	After notice has been given in writing by the Facility Agent informing the Pledgor and the Company that the Material Event of Default is no longer outstanding or has been waived:

(i)	the Secured Creditors’ voting rights and administrative rights (if the Secured Creditors, through the Facility Agent, exercised the voting rights and the administrative rights under paragraph (a)(ii) of this Clause 5.3) and the Secured Creditors’ rights to receive Dividends shall cease (without prejudice to a future reinstatement of such rights following the occurrence of a new or further Material Event of Default); and

(ii)	the Facility Agent shall pay to the Pledgor the amounts received by it as Dividends during the continuance of the Material Event of Default (net of any taxes or other costs that may have been incurred by it in connection therewith), save to the extent such amounts have been applied in payment of any of the Secured Obligations.

(c)	In connection with the rights of the Secured Creditors under this Clause 5.3, the Pledgor waives any claim, action, defence, exception or counterclaim as to how such rights are exercised by the Facility Agent or to the contents of any notice issued by the Facility Agent that a Material Event of Default has occurred, is no longer outstanding or has been waived, which claim, action, defence, exception or counterclaim:

(i)	may be proposed only in case of gross negligence or wilful misconduct of the Secured Creditors and for the sole purpose of claiming recovery of any damages incurred as a consequence of such gross negligence or wilful misconduct; and

(ii)	shall not (other than in case of gross negligence or wilful misconduct by the Secured Creditors) affect the exercise of the Secured Creditors’ rights under this Clause 5.3.

6.	ENFORCEMENT OF THE PLEDGE

6.1	Enforcement

Upon and at any time after the occurrence of an Enforcement Event, the Secured Creditors shall have the right, without prejudice to any other right or remedy to which they might be entitled to under any applicable law:

(a)	to cause the sale of all or part of the Collateral, under and in accordance with article 2797, paragraph 1, of the Civil Code, after five days from the receipt by the Pledgor and the Company of a notice of intention (intimazione) by the Facility Agent, without prejudice to any rights under article 2798 of the Civil Code; or at the Facility Agent’s discretion

(b)	in relation to the period before the Re-registration Effective Date, pursuant to article 4 of the Securities Decree, also in the case of the commencement of a reorganisation and liquidation proceeding (apertura di una procedura di risanamento o di liquidazione) (as respectively defined into the Securities Decree):

(i)	to seize (appropriazione) the Collateral up to the value of the Secured Obligations, pursuant to article 4.1(b) of the Securities Decree. In this respect, the Pledgor and the Secured Creditors expressly agree that the criteria for the evaluation of the Collateral, pursuant to article 4.1(b) of the Securities Decree, shall be the current market value of the Collateral; or

(ii)	to sell all or part of the Collateral and apply the proceeds of the sale in satisfaction of the Secured Obligations.

6.2	Procedure for the sale of the Collateral

(a)	In case of the occurrence of any event described in Clause 6.1(a) above, the Pledgor and the Secured Creditors expressly agree that, without prejudice to articles 2797, paragraphs 1 and 4, and 2798 of the Civil Code, the Collateral may be sold, in whole or in part, in one or more instalments, with or without auction, through an authorised intermediary selected by the Facility Agent or, at the Facility Agent’s discretion, through a court bailiff (ufficiale giudiziario) or any other authorised person.

(b)	In relation to the period before the Re-registration Effective Date, in case of the occurrence of any event described in Clause 6.1(b) above, the Secured Creditors, pursuant to article 4.2 of the Securities Decree, shall immediately inform in writing the Pledgor or, as the case maybe, the competent authorities entrusted with the reorganisation and liquidation proceeding (procedura di risanamento o di liquidazione), of the enforcement procedure adopted and the relevant amount.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Without prejudice and in addition to the representations and warranties set forth in the Facility Agreement and any of the other Finance Documents, the Pledgor represents and warrants to the Secured Creditors as follows:

(i)	the Pledgor is and will remain the sole legitimate owner of the Participation. With the exception of the Pledge, the Collateral is free from any Security Interest, option or pre-emption right, of any kind whatsoever, in favour of any person;

(ii)	the Participation has been validly issued and subscribed to in accordance with the applicable provisions of Italian law and have been fully paid-up;

(iii)	the Company has not taken nor is about to take any step to decrease its corporate capital;

(iv)	the Pledgor has full corporate power and authority to create a valid and effective first ranking pledge on the Collateral in favour of the Secured Creditors, the granting of the Pledge falls within the corporate purpose of the Pledgor and all the authorisations, consents, licences and approvals (whether corporate, official or otherwise) necessary or advisable in connection with the granting of the Pledge have been obtained;

(v)	the Pledge will, upon perfection of the formalities set forth in Clause 4 (Perfection of the Pledge), constitute a first ranking pledge as security for the Secured Obligations, valid, effective and enforceable against the Pledgor, the Company and third parties and is not liable to be avoided;

(vi)	no claims or proceedings are pending or, to the knowledge of the Pledgor, threatened before any court or arbitration panel, in Italy or abroad, in connection with the Collateral;

(vii)	the granting of the Pledge and the provisions contained in this Deed are not in conflict with any other agreement or undertaking to which the Pledgor or the Company are parties or any provision of law, regulation or corporate documents binding on the Pledgor or the Company;

(viii)	the Participation represents 100 per cent. of the share capital of the Company;

(ix)	the Company is duly incorporated and validly existing under the laws of Italy;

(x)	the Company is not subject to any bankruptcy, insolvency, winding-up, administration, dissolution or similar proceedings in Italy or any other jurisdiction and is not going to dispose of its assets to creditors pursuant to article 1977 of the Civil Code; and

(xi)	the Company is not insolvent.

(b)	All representations and warranties of the Pledgor under paragraph (a) of this Clause shall be deemed to be repeated by the Pledgor on each date during the Security Period on which the representations and warranties set forth in the Facility Agreement are repeated with reference to the facts and circumstances then existing.

8.	UNDERTAKINGS

Without prejudice to the undertakings set forth in the Facility Agreement, until the release of the Pledge pursuant to Clause 9 (Release), the Pledgor shall:

(a)	at its own expense, promptly deliver to the Facility Agent all notices and any other document received in connection with the Collateral including, without limitation, any notice or document relating to claims made or threatened by third parties;

(b)	not take any action (including, without limitation, when exercising the voting rights and the administrative rights pertaining to the Participation), except those required by law or imposed by a decision of a competent Italian court, which may:

(i)	prejudice, directly or indirectly, the validity, the effectiveness or the enforceability of the Pledge or the rights of the Secured Creditors under or in connection with the Finance Documents; or

(ii)	have a Material Adverse Effect on the Collateral;

(c)	at its own expense, take all actions (including, without limitation, when exercising the voting rights and the administrative rights pertaining to the Participation) which the Facility Agent may reasonably request to protect the validity, the effectiveness and the enforceability of the Pledge or the rights of the Secured Creditors under this Deed, including against claims made by third parties;

(d)	at its own expense, promptly execute and deliver all documents and take all actions which the Facility Agent may request in order to:

(i)	perfect the Pledge on the Collateral (including, without limitation, in respect of Related Securities);

(ii)	carry out all the formalities pursuant to Clause 2.2 (Conversion (trasformazione) of the Company) and Clause 2.3 (Future increases of the Collateral) above; or

(iii)	enable the Facility Agent and the Secured Creditors to exercise the rights and the remedies to which they are entitled pursuant to this Deed, including, without limitation, all rights and remedies exercisable upon the occurrence of a Material Event of Default or an Enforcement Event;

(e)	with the exception of the Pledge, not create or permit the creation of any Security Interest, diritto reale di godimento, option (also deferred), pre-emption rights (diritto di prelazione) or acceptance clause (clausola di gradimento) or any personal or real right (diritto di credito or diritto reale) of any third party over the Collateral;

(f)	not consent to any merger, reorganisation and/or restructuring other than as and to the extent permitted by the Facility Agreement;

(g)	not vote at any shareholders’ meeting on any item which is not specifically mentioned in the agenda for the relevant shareholders’ meeting as delivered to the Facility Agent at least five Business Days before such shareholders’ meeting;

(h)	within at least three Business Days after the relevant shareholders’ meeting, deliver to the Facility Agent a copy of the minutes of such shareholders’ meeting;

(i)	obtain the prior written consent of the Facility Agent in relation to each of the amendments to the by-laws of the Company connected directly or indirectly to the Company Law Reform, provided however that such consent shall not be unreasonably withheld nor shall be necessary in the event of amendments resulting from mandatory provisions of law;

(j)	at its own expense, promptly deliver to the Facility Agent a copy of the by-laws of the Company certified by a notary public as amended from time to time;

(k)	procure that the stake in the share capital of the Company which is pledged in favour of the Secured Creditors as security for the Secured Obligations, always grants, at any time, 100% (one hundred per cent.) of the voting rights that can be exercised in the ordinary and extraordinary meetings of the Company, in relation to any matter submitted to the attention of the meeting;

(l)	if the shareholders’ meeting is intended to be held as provided for (i) in article 2366, paragraph 4 of the Civil Code, in respect of the period before the Re-registration Effective Date, and (ii) in article 2479 bis of the Civil Code, in respect of the period after the Re-registration Effective Date, the Pledgor shall procure that the Company delivers to the Facility Agent an agenda for the shareholders’ meeting, not later than 5 (five) Business Days before the date on which the shareholders’ meeting is to be held. The Pledgor undertakes not to discuss or vote in relation to any matters other than those specifically set out in such agenda, and undertakes to deliver to the Facility Agent a copy of the minutes of such shareholders’ meeting not later than 5 (five) Business Days after the day on which the meeting took place;

(m)	procure that the Company does not amend and does not undertake to amend the rights and powers, whether of an administrative or financial nature, relating to the Participation, and does not issue or undertake to issue any shares or quotas of any other type (azioni o quote di altre categorie) or any bonds (obbligazioni) or other financial instruments of any nature whatsoever (including, without limitation, the shares, the quotas and financial instruments that the Company may issue as a result of the Company Law Reform);

(n)	procure that the Company does not segregate or resolve to segregate its assets for a specific purpose (patrimonio destinato ad uno specifico affare) or enter into or resolve to enter into any financing intended for a specific purpose (finanziamento destinato ad uno specifico affare), for the purposes of articles 2447 bis - 2447 decies of the Civil Code;

(o)	save as provided for under the Facility Agreement, procure that the Company duly maintains its shareholders’ book and its shareholders’ meeting book and that the Facility Agent and the Secured Creditors have access to and may make copies or extracts of the aforementioned books, with notice in writing of at least three Business Days to be sent on behalf of the Facility Agent to the Pledgor; the Secured Creditors shall have access also to and may make copies or extracts of the financial statements of the Company;

(g)	not consent to the transfer of the registered office of the Company outside Italy;

(h)	not dispose in full or in part of the Participation or the Related Rights other than as and to the extent permitted by the Facility Agreement; and

(i)	in case of increase of the share capital of the Company, subscribe in full to the capital increase of the Company.

9.	RELEASE

9.1	Release of the Pledge at the end of the Secured Period

The Pledge shall be released by the Secured Creditors, upon request and at the cost and expense of the Pledgor, on or forthwith after the end of the Security Period.

9.2	Other cases of release of the Pledge

The Pledge shall be released by the Facility Agent, at the request and at the cost and expenses of the Pledgor, notwithstanding anything to the contrary set forth in this Deed, immediately after the full and unconditional discharge of the Secured Obligations, if the Pledgor delivers the following documentation to the Facility Agent, in form and substance satisfactory to the Facility Agent and dated no earlier than 10 (ten) Business Days before the date of the release, in respect of each person who has made payments discharging the Secured Obligations (the Relevant Company):

(a)	a certificate addressed to the Facility Agent by the chairman of the board of directors or the sole director of the Relevant Company and, if the Relevant Company has a board of statutory auditors (collegio sindacale) or similar boards, by the chairman of such board, confirming that, as of the date of such certificate and as of the date of the last payment made to discharge the Secured Obligations (the Relevant Payment):

(i)	the Relevant Company is not and was not insolvent; and

(ii)	there are and there were no facts or circumstances affecting the Relevant Company which, based on factual circumstances then existing, may reasonably be expected to entail an insolvency situation;

(b)	a certificate issued by the 2nd section of the district court of Luxembourg, entrusted with commercial matters (greffe de la 2ème chambre du Tribunal d’Arrondissement de et à Luxembourg, chargée des affaires commerciales) confirming that the Relevant Company is not and has not been adjudicated bankrupt, nor is and has it filed for moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or general settlement or composition with creditors (concordat préventif de faillite) (or, if the Relevant Company is not incorporated in Luxembourg, the corresponding document in any other relevant jurisdiction);

(c)	the excerpt of the trade and companies register (extrait du registre de commerce et des sociétés) showing that the Relevant Company has not filed any documents as to its voluntary liquidation and absence of court ordered liquidation or bankruptcy adjudication, (or, if the Relevant Company is not incorporated in Luxembourg, the corresponding document in any other relevant jurisdiction); and

(d)	a certificate from the auditors of the Relevant Company which, to the reasonable satisfactory of the Facility Agent, substantially confirms that, as of the date of such certificate and as of the date of the Relevant Payment, the Relevant Company is a going concern.

9.3	General Provisions

In the cases set forth in Clauses 9.1 (Release of the Pledge at the end of the Secured Period) and 9.2 (Other cases of release of the Pledge), the Facility Agent:

(a)	in relation to the period before the Re-registration Effective Date, shall procure that the Depository returns the certificates representing the Shares to the Pledgor and shall consent to the annotation of the cancellation of the Pledge in the shareholder’s book of the Company; and

(b)	in relation to the period after the Re-registration Effective Date, shall consent to the annotation of the cancellation of the Pledge in the quotaholder’s book of the Company.

10.	NOTICES

10.1	General

(a)	Except as set out in Clause 10.2 (Election of domicile) of this Deed, clause 32 (Notices) of the Facility Agreement applies, mutatis mutandis, to any communication in connection with this Deed.

(b)	For the purposes of this Clause 10.1, the contact details are as follows:

(i)	as to the Pledgor:

EnerSys Holdings (Luxembourg) S.à r.l.

Address:	6 Avenue Pasteur
L-2310, Luxembourg
Fax number:	+35 2 26478563
Attention:	Tamy Feller

(ii)	as to the Facility Agent:

San Paolo IMI S.p.A.

Address:	Direzione Imprese
Funzione Prodotti di Finanza Specialistica
Piazza San Carlo, 156
10121 Turin, Italy
Fax number:	+39 011 5552991
Attention:	Daniele Bertolotto/Adriana Morino

(c)	All notices from or to the Pledgor shall be sent through the Facility Agent.

10.2	Election of domicile

(a)	For the purpose of all notices relating to proceedings in connection with this Deed (including, without limitation, notices to be served pursuant to article 2797 of the Civil Code) the Pledgor and the Company elect domicile at the Company’s registered office at Via Enrico Mattei 8, Villanova Sull’Arda (PC).

(b)	Unless a Default is outstanding, the Pledgor and the Company may change the domicile elected under paragraph (a) by giving written notice to the Facility Agent, provided that the new elected domicile shall be in Italy. The new election shall be effective after receipt of the notice by the Facility Agent.

11.	MISCELLANEOUS PROVISIONS

11.1	Waivers

(a)	The rights of the Secured Creditors under this Deed may be:

(i)	exercised as often as necessary; and

(ii)	waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any of the rights of the Secured Creditors under this Deed is not a waiver of that right.

11.2	Remedies cumulative

All rights, actions and remedies of the Secured Creditors under this Deed are in addition to and do not exclude any other right, action or remedy to which the Secured Creditors are entitled as a matter of contract (including, without limitation, under the Facility Agreement or any other Finance Document) or of law.

11.3	Additional security

The security constituted by this Deed is in addition to and is not prejudiced by any other security now or subsequently held by the Secured Creditors for any Secured Obligations.

11.4	Amendments

No amendment to the provisions of this Deed shall be effective unless made by the Pledgor and the Facility Agent in writing.

11.5	Assignment

(a)	This Deed shall be binding on the Pledgor and its successors, transferees and assignees including upon any Assignment and the Pledgor expressly and irrevocably consents and agrees that, in the case of an Assignment:

(i)	the Pledge shall continue;

(ii)	in relation to the period before the Re-registration Effective Date, the Shares shall continue to be deposited with the Depository; and

(iii)	any person to whom the Secured Obligations are owed as a result of or in connection with any Assignment (the New Secured Creditor), will become a party to this Deed as pledgee.

(b)	The Pledgor undertakes to confirm in writing, if so requested by the Facility Agent on or before any Assignment, its agreement under this Clause 11.5.

(c)	Upon any Assignment, the Pledgor, if so requested by the Facility Agent, shall promptly:

(i)	in relation to the period before the Re-registration Effective Date,

(A)	procure that one of the directors of the Company annotates the Assignment on the share certificates representing the Shares and in the Company’s shareholders’ book, acknowledging: (i) the continuation of the Pledge; and (ii) that the Pledge is granted, inter alios, in favour of the New Secured Creditor who becomes a first ranking secured creditor under this Deed; and

(B)	deliver to the Facility Agent, within three Business Days of the annotation set out in paragraph (i) above, an excerpt of the Company’s shareholders’ evidencing such annotations: and

(ii)	in relation to the period after the Re-registration Effective Date:

(A)	execute an acknowledgment deed confirming that the Pledge is created also in favour of the New Secured Creditor and file it with the relevant Companies’ Register;

(B)	procure that the Company annotates the Assignment in its quotaholders’ book promptly after the perfection of the formality set forth in paragraph (A) above; and

(C)	deliver to the Facility Agent a notarised copy of the pages of the quotaholders’ book of the Company evidencing such annotation within three Business Days from the execution of the formalities set out in paragraph (B) above.

(d)	All Taxes, reasonable costs, expenses, disbursements and charges in relation to the Assignment, including, without limitation, legal and notarial fees and registration or other Taxes that may become due in case of use, shall be borne by the Pledgor.

11.6	Letter

The Pledgor shall procure that simultaneously with the execution of this Deed the Company delivers to the Facility Agent a letter in the form of Schedule 3.

11.7	Liability of the Facility Agent and the Secured Creditors

Neither the Secured Creditors nor the Facility Agent shall be liable, except due to its gross negligence or wilful misconduct, for damages caused to the Company or the Pledgor when exercising or failing to exercise the rights, actions or remedies to which they are entitled under this Deed.

11.8	Taxes and expenses

(a)	All Taxes, expenses, disbursements and charges in relation to the execution and perfection of this Deed, including, without limitation, legal and notarial fees and registration or other Taxes that may become due in case of use, shall be borne by the Pledgor.

(b)	The Pledgor shall, upon demand, indemnify the Facility Agent and the Secured Creditors against any stamp duties, registration or other Taxes and costs and expenses (including legal and notarial fees) incurred by them in connection with:

(i)	the creation, preservation or enforcement of the Pledge; and

(ii)	any failure by the Pledgor to comply with its obligations under or in connection with this Deed.

12.	GOVERNING LAW AND JURISDICTION

12.1	Governing law

This Deed is governed by Italian law.

12.2	Jurisdiction

(a)	The courts of Milan have exclusive jurisdiction to settle any dispute in connection with this Deed.

(b)	This Clause is for the benefit of the Secured Creditors. To the extent allowed by law, the Secured Creditors may take proceedings against the Pledgor in any other court.

SCHEDULE 1

DESCRIPTION OF THE FACILITY

Amount:	Euro 25,000,000.

Borrower:	EnerSys Holdings (Luxembourg) S.à r.l.

Availability:	the period from and including the date of the Facility Agreement to and including 24 June 2005.

Interest Rate:	EURIBOR increased by the applicable Margin (equal Margin (equal to one point one five per cent. (1.15 per cent.) per annum.

Repayment:	accordingly to the following amortisation schedule:

Column (1) Repayment Date	Column (2) Repayment Instalment (euro)
31st March, 2007	1,000,000
30th June, 2007	1,000,000
30th September, 2007	1,000,000
31st December, 2007	1,000,000
31st March, 2008	1,250,000
30th June, 2008	1,250,000
30th September, 2008	1,250,000
31st December, 2008	1,250,000
31st March, 2009	1,500,000
30th June, 2009	1,500,000
30th September, 2009	1,500,000
31st December, 2009	1,500,000
31st March, 2010	1,750,000
30th June, 2010	1,750,000
30th September, 2010	1,750,000
31st December, 2010	1,750,000
31st March, 2011	1,500,000
30th June, 2011	1,500,000

Total Repayments	25,000,000

SCHEDULE 2

FORM OF ENDORSEMENT AND ANNOTATION

PART 1

FORM OF ENDORSEMENT OF THE SHARE CERTIFICATES

Ai sensi del contratto di pegno stipulato in data 15 giugno 2005 le azioni rappresentate dal presente certificato azionario del complessivo valore nominale di euro 1 (uno) ciascuna sono costituite in pegno di primo grado in favore di Banca Intesa S.p.A., di nazionalità italiana, con sede in Milano, Piazza Paolo Ferrari, 10; e SanPaolo IMI S.p.A., di nazionalità italiana, con sede in Torino, Piazza San Carlo, 156; (collettivamente, i Creditori Garantiti) a garanzia delle obbligazioni di EnerSys Holdings (Luxembourg) S.à r.l. ai sensi del contratto di finanziamento stipulato, inter alios, tra Banca Intesa S.p.A. e SanPaolo IMI S.p.A., in qualità di Mandated Lead Arrangers e Original Lenders, SanPaolo IMI S.p.A. in qualità di Facility Agent e EnerSys Holdings (Luxembourg) S.à r.l. in data 15 giugno 2005 per un importo complessivo massimo pari a euro 25.000.000. I diritti di voto e degli altri diritti amministrativi inerenti alle azioni costituite in pegno e il diritto a percepire i dividendi relativi alle medesime azioni sono regolati dall’Articolo 5 (Voting rights; Dividends) del menzionato contratto di pegno. Si dà infine atto che EnerSys S.p.A. ha preso atto delle disposizioni del suddetto contratto di pegno, copia del quale è depositata agli atti della medesima società.

PART 2

FORM OF ANNOTATION IN THE SHAREHOLDERS’ BOOK OF ENERSYS S.p.A.

Si dà atto che, ai sensi del contratto di pegno stipulato in data 15 giugno 2005, EnerSys Holdings (Luxembourg) S.à r.l., titolare di n. 2.000.000 azioni di valore nominale euro 1 (uno) cadauna, rappresentanti il 100% del capitale sociale di EnerSys S.p.A. e rappresentate [dal certificato azionario]/[dai certificati azionari] n. [            ], ha costituito in pegno di primo grado tali azioni in favore di Banca Intesa S.p.A., di nazionalità italiana, con sede in Milano, Piazza Paolo Ferrari, 10; e SanPaolo IMI S.p.A., di nazionalità italiana, con sede in Torino, Piazza San Carlo, 156 (collettivamente, i Creditori Garantiti).

Tali azioni sono costituite in pegno di primo grado a garanzia delle obbligazioni di EnerSys Holdings (Luxembourg) S.à r.l., ai sensi del contratto di finanziamento stipulato, inter alios, tra Banca Intesa S.p.A. e SanPaolo IMI S.p.A., in qualità di Mandated Lead Arrangers e Original Lenders, SanPaolo IMI S.p.A. in qualità di Facility Agent e EnerSys Holdings (Luxembourg) S.à r.l. in data 15 giugno 2005 per un importo complessivo massimo pari a euro 25.000.000. I diritti di voto e degli altri diritti amministrativi inerenti alle azioni costituite in pegno e il diritto a percepire i dividendi relativi alle medesime azioni sono regolati dall’Articolo 5 (Voting rights; Dividends) del menzionato contratto di pegno, copia del quale è depositata agli atti della società.

PART 3

FORM OF ANNOTATION OF THE PLEDGE ON THE NEWLY ISSUED SHARES

Si annota che, ai sensi del contratto di pegno stipulato in data 15 giugno 2005, le n. [            ] azioni rappresentate dal presente certificato azionario del complessivo valore nominale di [            ] sono costituite in pegno di primo grado in favore di Banca Intesa S.p.A., di nazionalità italiana, con sede in Milano, Piazza Paolo Ferrari, 10; e SanPaolo IMI S.p.A., di nazionalità italiana, con sede in Torino, Piazza San Carlo, 156; a garanzia delle obbligazioni di EnerSys Holdings (Luxembourg) S.à r.l., ai sensi del contratto di finanziamento stipulato, inter alios, tra Banca Intesa S.p.A. e SanPaolo IMI S.p.A., in qualità di Mandated Lead Arrangers e Original Lenders, SanPaolo IMI S.p.A. in qualità di Facility Agent e EnerSys Holdings (Luxembourg) S.à r.l. in data 15 giugno 2005 per un importo complessivo massimo pari a euro 25.000.000. I diritti di voto e degli altri diritti amministrativi inerenti alle azioni costituite in pegno e il diritto a percepire i dividendi relativi alle medesime azioni sono regolati dall’Articolo 5 (Voting rights; Dividends) del menzionato contratto di pegno.

PART 4

FORM OF ANNOTATION IN THE SHAREHOLDERS’ / QUOTAHOLDERS’ BOOK OF

THE COMPANY (CAPITAL INCREASES)

Si dà atto che in data [•], [            ] con sede in [            ] ha sottoscritto [n. [            ] azioni di nuova emissione rappresentate dai certificati azionari n. [            ]] / [un incremento della quota per un importo pari a Euro [•] ad incremento della quota precedentemente posseduta pari a Euro [•] già sottoposta a pegno]. Ai sensi del contratto di pegno stipulato in data 15 giugno 2005 [tali azioni sono costituite] / [tale incremento di quota è costituito] in pegno di primo grado in favore di Banca Intesa S.p.A., di nazionalità italiana, con sede in Milano, Piazza Paolo Ferrari, 10; e SanPaolo IMI S.p.A., di nazionalità italiana, con sede in Torino, Piazza San Carlo, 156 a garanzia delle obbligazioni di EnerSys Holdings (Luxembourg) S.à r.l., ai sensi del contratto di finanziamento stipulato, inter alios, tra Banca Intesa S.p.A. e SanPaolo IMI S.p.A., in qualità di Mandated Lead Arrangers e Original Lenders, SanPaolo IMI S.p.A. in qualità di Facility Agent e EnerSys Holdings (Luxembourg) S.à r.l. in data 15 giugno 2005 per un importo complessivo massimo pari a euro 25.000.000. I diritti di voto e degli altri diritti amministrativi inerenti [alle azioni costituite] / [alla partecipazione costituita] in pegno e il diritto a percepire i dividendi relativi [alle medesime azioni] / [alla medesima partecipazione] sono regolati dall’Articolo 5 (Voting rights; Dividends) del menzionato contratto di pegno, copia del quale è depositata presso gli atti della società.

SCHEDULE 3

FORM OF LETTER FROM THE COMPANY

To:	SanPaolo IMI S.p.A.

(as Facility Agent as defined in the

Deed of Pledge defined below)

Milan, [•] 2005

Facility Agreement dated 15 June 2005

We refer to the deed of pledge (the Deed of Pledge) made on 15 June 2005, between EnerSys Holdings (Luxembourg) S.à r.l. (the Pledgor) and the Secured Creditors (as defined therein), pursuant to which the Pledgor granted to the Secured Creditors a first ranking pledge on no. 2,000,000 ordinary shares of EnerSys S.p.A. (the Company), par value euro 1 each, representing 100 per cent. of the share capital of the Company, and, in case of conversion (trasformazione) of the Company into a società a responsabilità limitata (limited liability company), on the participation in the share capital of the Company attributed to the Pledgor in exchange for or in relation to the Shares and representing the entire share capital of the Company.

We have been provided with a copy of the Deed of Pledge.

By this letter we acknowledge the pledge created by the Deed of Pledge and all terms and conditions set forth therein, and in particular, without limitation, we:

(a)	acknowledge the undertakings of the Pledgor thereunder and agree not to take any action which may prejudice or prevent their performance;

(b)	acknowledge the provisions of clause 5.3 (Occurrence of a Material Event of Default) of the Deed of Pledge and therefore, following receipt of a notice by the Facility Agent that a Material Event of Default (as defined in the Deed of Pledge) has occurred (and until receipt of a notice by the Facility Agent that the Material Event of Default is no longer outstanding or has been waived), we will consider the Secured Creditors as validly entitled:

(i)	to exercise the voting rights pertaining to the pledged shares or quota, and

(ii)	to receive the Dividends;

(c)	confirm that, as of the date hereof, the Representations relating to the Company or to the Shares are true and correct in all respect; and

(d)	agree that the Secured Creditors (including the Facility Agent acting in its capacity as such) shall not be liable, except to the extent arising directly from their own respective gross negligence or wilful misconduct, for damages caused to the Company when exercising or failing to exercise the rights, actions or remedies to which they are entitled under the Deed of Pledge.

ENERSYS S.p.A.

SIGNATORIES

The Pledgor

ENERSYS HOLDINGS (LUXEMBOURG) S.à r.l.

/s/ Sergio Anania, by Proxy

The Mandated Lead Arrangers

BANCA INTESA S.p.A.

/s/ Massimo Locati

SANPAOLO IMI S.p.A.

/s/ Massimo Locati

The Facility Agent

SANPAOLO IMI S.p.A.

/s/ Massimo Locati

The Original Lenders

BANCA INTESA S.p.A.

/s/ Massimo Locati

SANPAOLO IMI S.p.A.

/s/ Massimo Locati

I, Paul Bettingen, a notary of Etude Notaire Paul Bettingen, 71, rue du Golf, Senningerberg, Luxembourg, certify that this contract was signed before me on 15 June 2005 in Luxembourg by:

Sergio Anania

Massimo Locati

as set forth in the list of signatories contained in the contract and whose identities and signatures I have verified.

LUXEMBOURG, 15 June 2005

/s/ Paul Bettingen, Notary